Exhibit (b)

EXECUTION VERSION

GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282-2198	GUGGENHEIM SECURITIES, LLC 330 Madison Avenue New York, New York 10017

Highly Confidential

November 28, 2018

Equitrans Midstream Corporation

625 Liberty Avenue, Suite 2000

Pittsburgh, Pennsylvania 15222

Attention: Kirk Oliver, Chief Financial Officer

Project Grand Central

Commitment Letter

Ladies and Gentlemen:

Equitrans Midstream Corporation, a Pennsylvania corporation (“Holdco Borrower” or “you”), has advised Goldman Sachs Bank USA (“Goldman Sachs”), Guggenheim Securities, LLC (acting through itself or such of its affiliates as it deems appropriate, “Guggenheim Securities”), and each of the financing sources identified on Schedule I (each a “Financing Source” and collectively, the “Financing Sources”, and together with Goldman Sachs, Guggenheim Securities, and any Additional Agent (as defined below), the “Commitment Parties”, “we” or “us”) that the Holdco Borrower intends to enter into the transactions described in Exhibit A hereto (collectively, the “Transactions”).  This Commitment Letter and Exhibits A, B and C hereto, are collectively referred to as the “Commitment Letter”. Capitalized terms used in this Commitment Letter but not defined herein shall have the meanings given to them in the exhibits attached hereto.

In connection with the Transactions, (y) Goldman Sachs severally (and not jointly) commits to provide 75% of the amount of the Holdco Term B Facility, and (z) each Financing Source severally (and not jointly) commits to provide the percentage of the principal amount of the Holdco Term B Facility set forth opposite its name on Schedule I (in such capacity, Goldman Sachs and the Financing Sources, collectively, the “Initial Lenders”).

It is expressly acknowledged and agreed by the Commitment Parties, the Initial Lenders, the Arrangers (as defined below), Holdco Agent (as defined below) and you that (a) Guggenheim Securities shall have no obligation or commitment to provide any of the Holdco Term B Facility, (b) the commitments set forth in the immediately preceding paragraph and each other obligation herein in respect of the commitment of an Initial Lender to provide any amount of the Holdco Term B Facility are solely the obligation of the Initial Lenders, and (c) nothing in this Commitment Letter or in the Fee Letters (as defined below) shall create any obligation or implied commitment on the part of Guggenheim Securities to provide any financing or to provide any amount of the Holdco Term B Facility or provide or purchase loans in connection with the Holdco Term B Facility.

1.                                      Conditions Precedent

The several (and not joint) commitments of the Initial Lenders hereunder and their and the other Commitment Parties and Arrangers’ agreements to perform the services described herein are subject solely to the conditions expressly set forth in the “Summary of Conditions Precedent” in Exhibit B (the “Specified Conditions”).

Notwithstanding anything in this Commitment Letter (including each of the Exhibits A, B and C attached hereto), the Fee Letters, the definitive documentation governing the Holdco Term B Facility (collectively, the “Holdco Operative Documents”) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to availability of the Holdco Term B Facility on the Closing Date, shall be the Specified Representations (as defined below) and (ii) the Holdco Operative Documents shall not contain any conditions precedent to the availability of the Holdco Term B Facility other than the Specified Conditions, and the terms of the Holdco Operative Documents shall be in a form such that they do not impair availability of the Holdco Term B Facility on the Closing Date if the Specified Conditions are satisfied (it being understood that to the extent any lien search or Collateral (including the creation, perfection or priority of any security interest) is not or cannot be provided on the Closing Date (other than (1) Uniform Commercial Code searches, (2) the pledge and perfection of a security interest in domestic assets with respect to which a lien may be perfected by the filing of financing statements under the Uniform Commercial Code or (3) to the extent applicable, the delivery of equity certificates of EQGP owned by Holdco Borrower or any Guarantor immediately prior to the Closing Date and related stock powers) after Holdco Borrower’s use of commercially reasonable efforts to do so, then the provision of any such lien search and/or Collateral (including the perfection or priority of any security interest) shall not constitute a condition precedent to the availability of the Holdco Term B Facility on the Closing Date, but shall instead be required within 90 days, plus any extensions granted by the Holdco Agent, in its reasonable discretion) pursuant to arrangements to be mutually agreed.  The only conditions to funding of the Holdco Term B Facility on the Closing Date are the Specified Conditions, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Holdco Term B Facility shall occur.  For purposes hereof, “Specified Representations” means the representations and warranties of the Holdco Borrower and the Guarantors, as applicable, set forth in the Holdco Operative Documents relating to incorporation or formation; organizational status and existence; organizational power and authority (as to execution, delivery and performance of the Holdco Operative Documents); due authorization, execution, delivery and enforceability of the applicable Holdco Operative Documents as to the Holdco Borrower and the Guarantors; solvency (to be defined in a manner consistent with Exhibit C-1) as of the Closing Date (after giving effect to the Initial Acquisition); the incurrence of the loans to be made under the Holdco Term B Facility and the guarantees thereof by the Guarantors on the Closing Date do not conflict with constitutional documents of the Holdco Borrower or any Guarantor; not violating Federal Reserve margin regulations; the Investment Company Act; not violating the Patriot Act, use of proceeds not violating OFAC, or the FCPA; and the creation and perfection of security interests in the Collateral (subject to permitted liens to be agreed and the foregoing provisions of this paragraph relating to Collateral (including the creation, perfection or priority of any security interest)). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

2.                                      Commitment Termination

The Initial Lenders’ commitments set forth in this Commitment Letter will terminate on the earliest of (i) the consummation of the Transactions with or without the funding of the Holdco Term B Facility, (ii) the termination of the Initial Acquisition without the funding of the Holdco Term B Facility and (iii) January 27, 2019.

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3.                                      Syndication

The Arrangers (as defined below) reserve the right, before or after the execution of the Holdco Operative Documents, to syndicate all or a portion of the commitments to one or more other financial institutions or other lenders acceptable to you (such acceptance not to be unreasonably withheld or delayed) and that will become parties to the Holdco Operative Documents pursuant to syndications to be managed by the Arrangers in consultation with you (the financial institutions or other lenders becoming parties to the Holdco Operative Documents with respect to the Holdco Term B Facility being collectively referred to herein as the “Holdco Lenders”); provided, that, notwithstanding the Arrangers’ right to syndicate the Holdco Term B Facility and receive commitments with respect thereto, no Initial Lender may assign all or any portion of its commitments hereunder until after the Closing Date and, unless you agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until the Closing Date has occurred.  Notwithstanding the foregoing, the Arrangers will not syndicate to (i) any competitor of the Holdco Borrower or any of its subsidiaries identified to the Arrangers from time to time, (ii) those banks, financial institutions, institutional lenders or other entities separately identified in writing by you to us prior to the date hereof or (iii) any affiliate that is clearly identifiable on the basis of such affiliate’s name (other than bona fide debt funds (other than a person who is separately identified by you to us on or prior to the date hereof) that are affiliates of competitors of the Holdco Borrower or any of its subsidiaries that are engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor (A) make investment decisions or (B) have access to non-public information relating to Holdco Borrower or any person that forms part of the Holdco Borrower’s business (including its subsidiaries)) (collectively “Disqualified Lenders”), which designation shall not have retroactive effect on any prior assignment or participation to any Lender permitted hereunder or under the Holdco Operative Documentation at the time of such assignment or participation (it being understood that none of the Commitment Parties or any of their  respective affiliates shall be designated Disqualified Lenders).  You understand that the Arrangers intend to commence such syndication efforts promptly and the Arrangers may elect to appoint, with your consent, one or more agents to assist in such syndication efforts.  It is agreed that Goldman Sachs or another affiliate entity appointed by Goldman Sachs shall have “left side” designation and “left” placement on all marketing materials in connection with the Holdco Term B Facility and will hold the leading roles and responsibilities conventionally understood to be associated with such placement. It is also agreed that Guggenheim Securities will be listed to the “right” of Goldman Sachs or another affiliate entity appointed by Goldman Sachs and all other Arrangers (other than Goldman Sachs) will be listed in alphabetical order in any marketing and other materials in connection with the marketing of the Holdco Term B Facility and will have the rights and responsibilities customarily associated with such name placement.

Goldman Sachs or another affiliate entity appointed by Goldman Sachs will act as the administrative agent for the Holdco Term B Facility (in such capacity, the “Holdco Agent”), and Goldman Sachs and Guggenheim Securities will act as joint lead arrangers and joint bookrunners with respect to the Holdco Term B Facility (in such capacities, together with any applicable Additional Agent, the “Arrangers”) and, subject to the preceding paragraph and the Designation Right (as defined below), will manage all aspects of the syndication of the Holdco Term B Facility in consultation with you, including the timing of all offers to potential Holdco Lenders, the determination of all amounts offered to potential Holdco Lenders, the selection of Holdco Lenders (subject to your consent (not to be unreasonably withheld or delayed)), the allocation of commitments among the Holdco Lenders (subject to your consent (not to be unreasonably withheld or delayed)) and the assignment of any titles and the compensation to be provided to the Holdco Lenders.  The Arrangers, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by them in such roles.  Notwithstanding the foregoing, you will have the right (the “Designation Right”) to appoint additional arrangers, bookrunners, co-agents or co-managers in respect of the Holdco Term B Facility (each such arranger, bookrunner, co-agent or co-manager, an “Additional Agent”) from the date hereof until the business day prior to launching of the syndication of the Holdco Term B Facility with a the bank meeting, so long as such bank meeting occurs on or before December 5,

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2018, in a manner and with economics determined by you in consultation with the applicable Additional Agent and with the Arrangers; provided that (i) you may appoint up to three additional joint lead arrangers after which any Additional Agents must be co-managers, (ii) you may not allocate a greater percentage of the total economics in respect of the Holdco Term B Facility to any such Additional Agent than the percentage of total economics allocated to Goldman Sachs in respect of the Holdco Term B Facility and the aggregate percentage of economics so allocated shall not exceed one-third of the total economics hereunder (and the aggregate economics allocated to Goldman Sachs shall not be less than 50% of the total economics hereunder and the aggregate economics allocated to the Financing Sources shall not be less than one-sixth of the total economics hereunder, in each case after giving effect to such Designation Right) and (ii) the aggregate commitment amounts of the Initial Lenders with respect to the Holdco Term B Facility will be reduced proportionally by the amount of the economics allocated to, and the commitment amount of, each such Additional Agent.  Upon your exercise of the Designation Right and the execution and delivery by the Additional Agent(s) of customary joinder documentation, which shall not add any conditions to the availability of the Holdco Term B Facility or change the terms of the Holdco Term B Facility or increase compensation payable by you in connection therewith, each such Additional Agent shall, to the extent provided in such joinder, constitute an “Arranger” and a “Commitment Party” for all purposes under this Commitment Letter and the applicable Fee Letters.

You shall use commercially reasonable efforts to take all actions that the Arrangers may reasonably request to assist them in forming a syndicate consistent with the terms hereof and reasonably acceptable to the Arrangers and you for the Holdco Term B Facility until the date that is the earlier of (a) a Successful Syndication (as defined in the Fee Letters referred to below) and (b) 45 days after the Closing Date.  Your assistance in forming such syndicate shall be limited to: (i) making appropriate senior management and applicable representatives and advisors of the Holdco Borrower available to participate in informational meetings, conference calls and other direct contact with senior management and applicable representatives and advisors of potential Holdco Lenders at such times during normal business hours as the Arrangers may reasonably request with sufficient reasonable advance notice and at places to be mutually agreed between the Arrangers and you; (ii) using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing lending relationships; (iii) assisting in the preparation of a confidential information memorandum for the Holdco Term B Facility and other reasonably necessary and customary marketing materials to be used in connection with the syndication; (iv); the provision to the Arrangers of copies of any due diligence reports or memoranda prepared and delivered at your direction or at the direction of any of your affiliates by legal, accounting, tax or other third party advisors in connection with the Transactions, subject to the delivery by the Arrangers to you of customary non-disclosure and non-reliance agreements as shall be reasonably requested; (v) using your commercially reasonable efforts to procure a public corporate credit rating (but not a specific rating) and a public corporate family rating (but not a specific rating) in respect of the Holdco Borrower from each of (a) S&P Global Ratings (“S&P”), (b) Moody’s Investors Services, Inc. (“Moody’s”) and (c) Fitch Ratings Inc. (“Fitch” and together with S&P and Moody’s, each a “Ratings Agency” and together, the “Ratings Agencies”), respectively, and public ratings (but not a specific rating) for the Holdco Term B Facility from each of the Ratings Agencies, in each case, prior to the launch of general syndication; (vi) the hosting, with the Arrangers, of no more than one meeting of prospective Holdco Lenders at a reasonable time and location to be mutually agreed upon and (vii) using commercially reasonable efforts to timely prepare and provide to the Arrangers customary financial information and projections (such projections, including financial estimates, budgets, forecasts and other forward-looking information, the “Projections”), as any Arranger may reasonably request in connection with the structuring, arrangement and syndication of the Holdco Term B Facility, but which shall in no event include pro forma financial statements after giving effect to any portion of the Transactions.

You agree that until the earlier of (a) the date that is 45 days after the Closing Date and (b) a Successful Syndication, there shall be no competing issues of debt securities or commercial bank or other credit

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facilities of you or any of your subsidiaries (other than (i) as described in the definition of “Transactions” set forth in the Term Sheet attached hereto as Exhibit B and (ii) with respect to EQM and any of its subsidiaries) being offered, placed, announced or arranged without the consent of the Arrangers that would reasonably be expected to materially impair the primary syndication of the Holdco Term B Facility.

You hereby acknowledge that (a) the Arrangers will make available information and Projections requested by the Arrangers or the Initial Lenders provided by you or on your behalf (at your direction) (“Borrower Materials”) to the proposed syndicate of Holdco Lenders and (b) certain of the Holdco Lenders may be “public side” Holdco Lenders (i.e., Holdco Lenders that do not wish to receive material non-public information (“MNPI”) with respect to the Holdco Borrower, EQGP, EQM and their respective subsidiaries, parents and affiliates) (each, a “Public Lender”).  If reasonably requested, you will assist us in preparing an additional version of the confidential information memorandum, lender presentation or other marketing materials to be used by Public Lenders that does not contain MNPI.  It is understood that in connection with your assistance described above, customary authorization letters from the Holdco Borrower (the form of which will be approved by the Holdco Borrower) will be included in any confidential information memorandum, lender presentation or other marketing materials that authorize distribution of the confidential information memorandum, lender presentation or other marketing materials to prospective Holdco Lenders and represent that the public-side version does not include material non-public information about the Holdco Borrower, EQGP, EQM or any of their subsidiaries, parents and affiliates or their respective securities).  The confidential information memorandum, lender presentation or other marketing materials shall exculpate you, us and your, their and our respective subsidiaries and affiliates with respect to any liability related to the use of the confidential information memorandum, lender presentation or any related marketing material by the recipients thereof. You acknowledge and agree that the following documents may be distributed to Public Lenders: (a) drafts and final versions of the Holdco Operative Documents; (b) administrative materials for prospective Holdco Lenders such as lender meeting invitations, allocations and funding and closing memoranda; and (c) term sheets and notification of changes in the terms and conditions of the Holdco Term B Facility.  In addition, at our request, you shall identify that portion of any Borrower Materials that may be distributed to the Public Lenders and that (x) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, and (y) by marking Borrower Materials “PUBLIC” and the Holdco Borrower shall be deemed to have authorized the Arrangers to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Holdco Borrower, EQGP, EQM or any of their respective subsidiaries, parents and affiliates or their respective securities for purposes of United States Federal and state securities laws.  The Arrangers agree to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for distribution to those proposed Holdco Lenders that are not Public Lenders unless otherwise agreed by the Holdco Borrower in writing.  You acknowledge that information and documents relating to the Holdco Term B Facility (including Borrower Materials) may be transmitted through Intralinks, the internet or similar electronic transmission systems, and you acknowledge that neither the Commitment Parties nor any of their respective affiliates will be responsible or liable to you or any other person for damages arising out of or resulting from use of information or other materials obtained through Intralinks, the internet or similar electronic transmission systems, except to the extent caused by such Commitment Party’s gross negligence, bad faith, willful misconduct or a material breach of this Commitment Letter or any Holdco Operative Document, in each case, to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction.

You agree that no additional agents, co-agents or lead arrangers will be appointed, or other titles conferred, without the consent of the Arrangers, subject to the Designation Right.  You agree that no Holdco Lender will receive any compensation of any kind for its commitment in the Holdco Term B Facility, except as expressly provided in this Commitment Letter (including, without limitation, the Designation Right) or the Fee Letters.

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Notwithstanding anything to the contrary contained herein (but without limiting your obligations with respect to assistance with syndication as set forth herein or the Specified Conditions), neither the commencement nor the completion of such syndication is a condition to the commitments hereunder or the funding of the Holdco Term B Facility on the Closing Date.

4.                                      Fees

In addition to the fees described in this Commitment Letter, you will pay (or cause to be paid) the fees set forth in the letter agreement dated the date hereof (the “Fee Letter”) between you and the Commitment Parties and the letter agreement dated the date hereof between you and Goldman Sachs in its capacity as Administrative Agent (the “Agent Fee Letter”, and together with the Fee Letter, the “Fee Letters”) and such fees shall be nonrefundable when paid as otherwise subject to the terms thereof. This section is not a limitation on the provisions of Section 5 and 6 of this Commitment Letter.

5.                                      Indemnification

You agree to indemnify and hold harmless the Commitment Parties, the Initial Lenders, the Arrangers, the Holdco Agent and each of their respective affiliates, successors and assigns and each of their respective officers, directors, employees, agents, advisors, representatives, controlling persons and successors and permitted assigns of the foregoing (each, an “Indemnified Person”) from and against any and all claims, damages, losses, liabilities and expenses (limited, in the case of legal fees, to the reasonable and documented out-of-pocket fees and disbursements of a single counsel to the Indemnified Persons taken as a whole (and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant jurisdiction and, solely in the case of an actual conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Persons similarly situated taken as a whole) and other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending an investigation, litigation or proceeding for which you have agreed to indemnify the Indemnified Parties pursuant to this Section 5), joint or several, that may be incurred by or asserted or awarded against any Indemnified Person, regardless of whether brought by you or any of your affiliates or any other person or against any person and regardless of whether any such Indemnified Person is a party thereto or whether an investigation, litigation or proceeding is brought by a third party or by you or any of your affiliates (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of any defense in connection therewith) in each case arising out of, resulting from, or in connection with or relating to this Commitment Letter, the Fee Letters or the Holdco Operative Documents or the transactions contemplated hereby or thereby, or any use made or proposed to be made with the proceeds of the Holdco Term B Facility, except (i) to the extent such claim, damage, loss, liability or expense resulted, as determined in a final non-appealable judgment by a court of competent jurisdiction, primarily from such Indemnified Person’s (or such Indemnified Person’s affiliates, successors and assigns and such Indemnified Person’s officers, directors, employees, agents, advisors, representatives, controlling persons’, or any successor or permitted assign of the foregoing) gross negligence, bad faith, material breach of this Commitment Letter or any Fee Letter or willful misconduct and (ii) proceedings between or among solely Indemnified Parties (that do not arise due to the actions of you and your affiliates or in the case of the Arrangers or the Holdco Agent, arise in the conduct of its duties hereunder).

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed) (it being understood that the withholding of consent due to non-satisfaction of any conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include

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any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.  Notwithstanding anything to the contrary contained in this Section 5, you shall not be responsible or liable for any settlement of any proceeding effected without your written consent (such consent not to be unreasonably withheld or delayed) unless you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to so assume.

No Indemnified Person shall have any liability (whether in contract, tort or otherwise) to you or any of your securityholders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability resulted from such Indemnified Person’s gross negligence, bad faith or material breach of this Commitment Letter, any Fee Letter or any Holdco Operative Document, or willful misconduct, in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment.

In no event, however, shall you or any Indemnified Person be liable for any special, indirect, consequential or punitive damages (including, without limitation, any trading loss or any loss of profits, business or anticipated savings) in connection with your or its activities related to the Holdco Term B Facility or this Commitment Letter; provided that nothing in this paragraph shall limit your indemnification obligations hereunder to the extent such special, indirect, consequential or punitive damages are incurred by an Indemnified Person in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder.

6.                                      Costs and Expenses

You shall, whether or not the Acquisition is consummated and borrowings are made under the Holdco Term B Facility, pay or reimburse the Commitment Parties, the Initial Lenders, the Arrangers and the Holdco Agent on demand for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, expenses of each party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior consent), syndication expenses, meeting expenses and travel expenses) incurred by the Commitment Parties, the Initial Lenders, the Arrangers and the Holdco Agent (whether incurred before or after the date hereof) in connection with the Holdco Term B Facility and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letters, the Holdco Operative Documents and any security arrangements in connection therewith, which, in the case of legal expenses and disbursements, shall be limited to the reasonable and documented out-of-pocket fees and disbursements of one counsel (and, if reasonably necessary, a single local counsel in each relevant jurisdiction and, solely in the case of an actual conflict of interest, one additional counsel in each relevant jurisdiction) for the Commitment Parties, the Initial Lenders, the Arrangers and the Holdco Agent, taken as a whole, provided, that if the Acquisition is not consummated and borrowings are not made under the Holdco Term B Facility, the fees, expenses and disbursements for outside counsel in connection with the preparation, negotiation, execution and delivery of this Commitment Letter, the Fee Letters, the Holdco Operative Documents and any security arrangements in connection therewith that you are obligated to reimburse pursuant to this sentence shall not exceed $400,000 (and, if such reimbursement obligation for fees, expenses and disbursements for outside counsel exceeds $200,000, all amounts above $200,000 shall be subject to a 30% courtesy discount).

You acknowledge that we may receive a future benefit on matters unrelated to this matter, including, without limitation, discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including without limitation fees paid pursuant hereto.

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7.                                      Confidentiality

By accepting delivery of the Fee Letters and this Commitment Letter, you agree that each of the Fee Letters, and prior to your acceptance hereof, this Commitment Letter are for your confidential use only and that neither its existence nor its terms will be disclosed by you, directly or indirectly, to any person other than your respective subsidiaries and affiliates, and your and their respective officers, directors, employees, accountants, attorneys and other advisors, and then only on a confidential basis in connection with the transactions contemplated hereby.  Notwithstanding the foregoing, (i) you may disclose this Commitment Letter (and, to the extent redacted in a manner reasonably acceptable to the Arrangers, the Fee Letters) to any seller in connection with the Initial Acquisition or the Acquisition and its officers, directors, employees, accountants, attorneys and other advisors on a confidential and “need to know” basis in connection with the Initial Acquisition or the Acquisition, (ii) you may file a copy of this Commitment Letter (but not the Fee Letters) or disclose any of the terms and conditions thereof in any public record in which it is required by law to be filed, (iii) you may disclose this Commitment Letter (but not the Fee Letter) and its contents in any  offer to purchase or other public filing relating to the Initial Acquisition or the Acquisition, (iv) you may make public disclosures of the terms and conditions of the Commitment Letter to the extent such terms and conditions have become publicly available as a result of disclosures thereof by persons other than you, (v) you may make such other public disclosures of the terms and conditions of the Commitment Letter  and any Fee Letter as you are required by law or regulation or requested by any governmental agency or other regulatory authority to make (in which case, you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof), (vi) you may disclose Exhibits A, B and C to ratings agencies in connection with obtaining ratings for the Holdco Borrower and the Holdco Term B Facility, (vii) you may disclose the aggregate fees payable in connection with the Transactions as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials and in information provided to ratings agencies for the Holdco Term B Facility or, to the extent you or your affiliates are directly involved in the Transactions, in any public or regulatory filing requirement relating to the Transactions and (viii) you may disclose the Commitment Letter or any Fee Letter and the contents hereof or thereof to the extent necessary to enforce your rights and remedies hereunder or thereunder.   Notwithstanding anything herein to the contrary, the provisions of this paragraph will expire and be of no further force and effect on the earlier of (x) the 18 month anniversary of the date hereof and (y) the Closing Date.

Each Commitment Party shall use all confidential information provided to it by or on behalf of you or any of your subsidiaries or affiliates solely for the purpose of providing the services which are the subject of this Commitment Letter and the Fee Letters and otherwise in connection with the Transactions and shall treat confidentially all such information and shall not disclose or divulge such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Commitment Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental, bank regulatory or self-regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to such disclosure to the extent permitted by applicable law, rule or regulation), (ii) upon the request or demand of any governmental or regulatory authority (including any self-regulatory organization) having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees to inform you promptly thereof prior to such disclosure to the extent practicable and not prohibited by law, rule or regulation, except with respect to any audit or examination conducted by bank accountants or any governmental, bank regulatory or self-regulatory authority exercising examination or regulatory authority and unless such Commitment Party is prohibited by applicable law, rule or regulation from, or is requested by such regulatory authority to refrain from, so informing you or except in connection with any request as part of a regulatory examination), (iii) to the extent that such information becomes publicly available other than by reason of

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improper disclosure by the Commitment Parties or any of their respective affiliates, officers, directors, employees, accountants, attorneys and other advisors, (iv) to the Commitment Parties’ officers, directors, employees, accountants, attorneys and other advisors (collectively “Representatives”) (with the applicable Commitment Party being responsible for the compliance of this paragraph by such officer, director, employee, accountant, attorney or other advisor) who need to know such information in connection with the Transactions and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby, (v) to any affiliates of the Commitment Parties and their respective Representatives (with the applicable Commitment Party being responsible for the compliance with this paragraph by such affiliate or Representative) who need to know such information in connection with the Transactions and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby, (vi) to potential or prospective Holdco Lenders or participants and their Representatives (in each case other than Disqualified Lenders), in each case who are advised of the confidential nature of such information and agree to be bound by the terms of this paragraph (including by means of a click-through or otherwise), (vii) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you or your subsidiaries or affiliates, (viii) to the extent that such information is independently developed by such Commitment Party or its affiliates, in each case, so long as not based on information obtained in a manner that would otherwise violate this provision, (ix) for purposes of establishing a “due diligence” defense, (x) to any of your direct or indirect contractual counterparties to any credit default swap or similar derivative product (to the extent related to the Transactions) and their Representatives, (xi) to enforce its rights hereunder and under the Fee Letters, (xii) to the extent such information was already in the possession of such Commitment Party prior to any duty or other undertaking of confidentiality from a source that was not known by such Commitment Party, after due inquiry, to be bound by an obligation of confidentiality to you with respect to such information and (xiii) in consultation with you, to rating agencies in connection with obtaining ratings for the Holdco Borrower and the Holdco Term B Facility to the extent such ratings agencies agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph). In the event that the Holdco B Term Facility is funded, each Commitment Party’s and its respective affiliates’, if any, obligations under this paragraph, shall terminate automatically and be superseded by the confidentiality provisions in the Holdco Operative Documents upon the initial funding thereunder to the extent that such provisions are binding on such Commitment Party.  Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the 18-month anniversary of the date hereof.

Each Commitment Party reserves the right to employ the services of its affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates may agree in their sole discretion (it being understood that each such affiliate shall keep any information given to it in connection with any services it may provide pursuant to this sentence confidential).  You acknowledge that the Commitment Parties may share with any of their respective affiliates, and such affiliates may share with the respective Commitment Party, any information related to the Transactions, you, any of your subsidiaries or any of the matters contemplated hereby solely in connection with the Transactions (it being understood that each such affiliate shall keep such information given to it pursuant to this sentence confidential in accordance with the immediately foregoing paragraph).

Each of the Commitment Parties may, subject to your written prior consent (not to be unreasonably withheld, delayed or conditioned), use information related to the syndication and arrangement of the Holdco Term B Facility in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications.  You agree that you will permit each Commitment Party to review and approve any reference to it or any of its affiliates in connection with the Holdco Term B Facility or the Transactions contained in any press release or similar public disclosure prior to public release.

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Each Initial Lender may, at its expense, publicly announce as it may choose the capacities in which it or its affiliates have acted hereunder.

8.                                      Representations and Warranties

You represent and warrant that (to the best of your knowledge, in the case of information regarding EQGP, EQM or any of their subsidiaries prior to the consummation of the Transactions), (i) all written information (other than Projections and information of a general economic or industry nature), taken as a whole, that has been or will hereafter be made available to the Commitment Parties by or on behalf of you or any of your representatives (at your direction) in connection with the transactions contemplated hereby is and will be, when furnished and taken as a whole, complete and correct in all material respects and does not and will not, when furnished and taken as a whole, contain any material untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made and (ii) all written Projections that have been or will be prepared by or on behalf of you or any of your representatives (at your direction) and made available to the Commitment Parties have been or will be prepared in good faith based upon assumptions that are reasonable at the time made available to the Commitment Parties (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you, EQGP and EQM, and that no assurances can be given that such Projections will be realized).  If, at any time from the date hereof until the execution and delivery of the Holdco Operative Documents and, if reasonably requested by the Commitment Parties, for a reasonable period thereafter (not to exceed the earlier of (a) 45 days and (b) a Successful Syndication) necessary to complete a Successful Syndication, any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the information and the financial projections so that such representations and warranties will be correct in all material respects under those circumstances.

In issuing this Commitment Letter and in arranging the Holdco Term B Facility including the syndication of the Holdco Term B Facility, the Commitment Parties will be entitled to use, and to rely on the accuracy of, the information (including the Projections) furnished to them by or on behalf of you or any of you representatives (at your direction) without responsibility for independent verification thereof.

9.                                      No Third Party Reliance; Sharing Information

The agreements of the Commitment Parties hereunder and of any Holdco Lender that issues a commitment to provide financing under the Holdco Term B Facility are made solely for your benefit and may not be relied upon or enforced by any other person.  This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

You hereby acknowledge and agree that in connection with all aspects of the Transactions, you and the Commitment Parties and any of their respective affiliates through which the Commitment Parties may be acting in any capacity with respect to the Holdco Term B Facility (each an “Commitment Party Transaction Affiliate”) have an arm’s length business relationship that creates no fiduciary duty on the part of any Commitment Party or any Commitment Party Transaction Affiliate and each expressly disclaims any fiduciary relationship.

In addition, you acknowledge that any Commitment Party or any affiliate or related entity thereof may currently be a lender to (or otherwise hold indebtedness owing by) the Holdco Borrower (in such capacity,

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each, an “Existing Lender”) or may at any time, on and after the date hereof, become a lender or investor in another debt instrument of the Holdco Borrower (a “Future Lender”).  Each party hereto acknowledges and agrees for itself that any Existing Lender or Future Lender (a) will be acting for its own account as principal in connection with such indebtedness, (b) will be under no obligation or duty as a result of such Commitment Party’s role in connection with the Transactions or otherwise to take any action or refrain from taking any action (including with respect to voting for or against any requested amendments), or exercising any rights or remedies that the Existing Lender or Future Lender may be entitled to take or exercise in respect of such indebtedness and (c) may manage its exposure to such indebtedness without regard to such Commitment Party’s role hereunder.  Each party hereto further agrees not to assert any claim against such Commitment Party’s or any of its affiliates or related entities that such person might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of such Commitment Party to arrange or commit to provide any portion of the Facilities hereunder and, on the other hand, such Commitment Party’s or its respective affiliates’ or related entities’ relationships with EQM (or their respective subsidiaries) as an Existing Lender or Future Lender.

In connection with all aspects of each transaction contemplated by this Commitment Letter and the Fee Letters, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the arranging and other services described herein regarding the Holdco Term B Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, financial advisory, regulatory or tax advice with respect to the Transactions and the other transactions contemplated by this Commitment Letter and the Fee Letters and you have consulted your own legal, accounting, financial advisory, regulatory and tax advisors to the extent you have deemed it appropriate to do so, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; and (b) (i) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the Holdco Operative Documents.

As you know, certain of the Commitment Parties and their respective affiliates are full service securities firms engaged, either directly or through their respective affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, EQGP, EQM, any of your or their respective subsidiaries, parents and affiliates and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.  The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, EQGP, EQM, any of your or their respective subsidiaries, parents and affiliates or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

You acknowledge that the Commitment Parties and their respective affiliates may provide debt financing, equity capital or other services (including, without limitation, financial advisory services, investment banking, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling) to parties whose interests regarding the transactions described herein or otherwise may conflict

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with your interests.  Consistent with each Commitment Party’s policy to hold in confidence the affairs of its clients, no Commitment Party will furnish confidential information obtained from you or your affiliates to any of its other clients.  Furthermore, the Commitment Parties will not use in connection with the transactions contemplated hereby, or furnish to you, confidential information obtained by the Commitment Parties or their respective affiliates from any other person.

Consistent with applicable legal and regulatory guidelines, each Commitment Party may have adopted policies and procedures to establish and maintain the independence of its research departments and personnel.  As a result, such Commitment Party’s research analysts may hold views, make statement or investment recommendations and/or public research reports with respect to the Holdco Borrower and/or the Transactions that differ from the views of such Commitment Party’s investment banking personnel.

10.                               Assignments

Subject to the Designation Right, you may not assign this Commitment Letter, the Fee Letters or the Initial Lenders’ commitments hereunder without the Commitment Parties’ prior written consent, and any attempted assignment without such consent shall be void.  The Commitment Parties’ rights under this Commitment Letter in respect of the arrangement and syndication of the Holdco Term B Facility may not be assigned except as set forth in Section 3 above, and any attempted assignment not in accordance with such provision shall be void; provided that, Goldman Sachs may assign its rights and obligations hereunder to Goldman Sachs Lending Partners LLC or another of its affiliates.

THE COMMITMENT LETTER AND EXHIBITS A, B AND C HERETO TOGETHER WITH THE FEE LETTERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons, except that the Commitment Parties may perform the duties and activities described hereunder through any of their respective affiliates (including by any assignment permitted by the first paragraph of this Section 10) and the provisions of Section 5 shall apply with equal force and effect to any of such affiliates so performing any such duties or activities.

11.                               Amendments

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto.

12.                               Governing Law, Etc.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter.  Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier or other electronic communications shall be as effective as delivery of a manually executed counterpart of this Commitment Letter.  Sections 3, 4, 5, 6 (with respect to the second to last sentence thereof), 7, 8, 9, 10 (with respect to the last sentence thereof), 12 and 13 (with respect to waiver of jury trial) shall survive the termination or expiration of the Initial Lenders’ several commitments hereunder, except that Section 3 shall only survive if the Closing Date occurs.

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Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), we are required to obtain, verify and record information that identifies you and each Guarantor, which information includes names and addresses and other information that will allow us to identify you, and each Guarantor in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT ACT and the Beneficial Ownership Regulation and is effective as to us and each Holdco Lender.  You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all of such information with the Holdco Lenders.

13.                               Waiver of Jury Trial

EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTERS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith (prior to the anticipated Closing Date) the Holdco Operative Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereby by the Initial Lenders are only subject to the Specified Conditions.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letters and returning them to the Commitment Parties or their counsel (on behalf of the Commitment Parties) on or before 11:59 p.m. (New York City time) on November 28, 2018, at which time, if not so returned, the commitments of the Initial Lenders set forth above will terminate.

[Signature Pages Follow]

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Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[SIGNATURE PAGE —  COMMITMENT LETTER]

GUGGENHEIM SECURITIES, LLC

By:	/s/ John Pantalena
Name: John Pantalena
Title: Senior Managing Director

CHAIN BRIDGE OPPORTUNISSTIC FUNDING, LLC, a Security Benefit company

By: CBAM Partners, LLC, its investment manager

By:	/s/ Don Young
Name: Don Young
Title: Partner

[SIGNATURE PAGE —  COMMITMENT LETTER]

Accepted and agreed to as of
the date first written above:

EQUITRANS MIDSTREAM CORPORATION,
as HOLDCO BORROWER

By:	/s/ Kirk R. Oliver
Name: Kirk R. Oliver
Title: Senior Vice President and Chief Financial Officer

[SIGNATURE PAGE —  COMMITMENT LETTER]

Schedule I

to Commitment Letter

Financing Source Commitments

Financing Source	Holdco Term B Facility
Chain Bridge Opportunistic Funding, LLC	25%

EXHIBIT A

to Commitment Letter

Transaction Description

The following transactions, including the Acquisition (as defined below), are referred to herein as the “Transactions”:

1.              On November 26, 2018, the Holdco Borrower indirectly approached certain holders of common units representing limited partner interests in EQGP (the “EQGP Common Units”) regarding a potential repurchase of such holders’ EQGP Common Units.  In connection with such discussions, either (i) the Holdco Borrower (or one of its subsidiaries) intends to enter into one or more Common Unit Purchase Agreements (collectively, in form and substance as set forth in the draft Unit Purchase Agreement provided to the Commitment Parties on the date hereof and at a unit price as separately disclosed to the Commitment Parties as of the date hereof, the “Common Unit Purchase Agreements”) with such holders of EQGP Common Units, pursuant to which the Holdco Borrower (or such subsidiary) will agree to acquire from such holders, and such holders will agree to sell to the Holdco Borrower (or such subsidiary), such number of EQGP Common Units, after which the Holdco Borrower, together with its subsidiaries, will own more than 95% of the outstanding EQGP Common Units but less than all of the outstanding EQGP Common Units (such transactions, the “Unit Repurchases”) or (ii) the Holdco Borrower intends to enter into a Tender and Support Agreement (in form and substance as set forth in the draft Tender and Support Agreement provided to the Commitment Parties on the date hereof and at a unit price in accordance with the Tender Offer (as defined below) intended to be an amount substantially similar to the unit price separately disclosed to the Commitment Parties in connection with the Common Unit Purchase Agreement as of the date hereof, the “Tender and Support Agreement”) with such holders of EQGP Common Units, pursuant to which such holders will agree to, among other things, tender their EQGP Common Units in the Tender Offer.  If the Holdco Borrower enters into the Tender and Support Agreement, the Holdco Borrower intends to promptly commence a tender offer (the “Tender Offer”, either the Unit Repurchases or the Tender Offer, whichever option is exercised, being the “Initial Acquisition”) for any and all outstanding EQGP Common Units not already held by the Holdco Borrower or its subsidiaries, subject to the condition that the Holdco Borrower and its affiliates own more than 95% of the outstanding EQGP Common Units after the Tender Offer.  Following the consummation of either the Unit Repurchases or the Tender Offer, if the Holdco Borrower and its affiliates own, directly or indirectly, more than 95% but less than all of the outstanding EQGP Common Units, the Holdco Borrower will exercise (or cause to be exercised) the limited call right set forth in Section 15.1 of the Second Amended and Restated Agreement of Limited Partnership of EQGP, dated as of October 12, 2018. Upon consummation of the foregoing transactions (such transactions, as applicable, the “Acquisition”), the Holdco Borrower will own (x) all of the EQGP Common Units representing 100% of the equity interests of EQGP, which in turn owns, directly or indirectly, 21,811,643 common units representing limited partner interests in EQM (the “EQM Common Units”) and 1,443,015 general partner units representing general partner interests in EQM, which collectively represent approximately 19.1% of the outstanding equity interests in EQM, and 100% of incentive distribution rights of EQM and (y) an additional 15,433,812 EQM Common Units, other than through its ownership of EQGP.

2.              Prior to, or substantially concurrently with, the Acquisition, the Holdco Borrower will either (x) seek to effect an amendment to the Credit Agreement, dated as of October 31, 2018 (the “Existing Revolving Credit Agreement”), among Holdco Borrower, each lender and L/C issuer from time to time party thereto and PNC Bank, National Association, as administrative agent, swing line lender and an L/C issuer, in order to implement the necessary amendments to permit the transactions hereunder (all such amendments, the “Required Amendments”) or (y) to the extent the Required Amendments are not effective on or prior to the closing date, repay all loans and terminate all commitments and security interests relating to the Existing Revolving Credit Agreement.

3.              The Holdco Borrower will obtain the Holdco Term B Facility on the terms set forth in the Term Sheet.

EXHIBIT B

to Commitment Letter

CONFIDENTIAL

Senior Secured Holdco Term B Facility
Summary of Principal Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Holdco Term B Facility (as defined below).  This Summary of Principal Terms and Conditions (this “Term Sheet”) is for indicative purposes only and does not purport to summarize all terms of the definitive loan documents for the Holdco Term B Facility.  All capitalized terms used herein but not defined herein shall have the meanings provided in the Transaction Description set forth on Annex I hereto relating to this Term Sheet.

Holdco Borrower:

Equitrans Midstream Corporation (the “Holdco Borrower”). Unless otherwise specified herein, references to “the Holdco Borrower” are only to the Holdco Borrower and do not include the subsidiaries of the Holdco Borrower.

Administrative Agent:	Goldman Sachs (or another affiliate of Goldman Sachs) (in its capacity as administrative agent, the “Holdco Agent”).

Collateral Agent:	A financial institution reasonably acceptable to the Holdco Borrower and the Arrangers (in its capacity as collateral agent, the “Holdco Collateral Agent”).

Lead Arrangers and Bookrunners:	Goldman Sachs Bank USA and Guggenheim Securities, LLC (together, the “Arrangers”).

Syndication Agent:	A financial institution reasonably acceptable to the Holdco Borrower and the Arrangers.

Documentation Agent:	A financial institution reasonably acceptable to the Holdco Borrower and the Arrangers.

Holdco Lenders:

A syndicate of financial institutions arranged by the Arrangers and reasonably acceptable to the Holdco Borrower (the “Holdco Lenders”), but in no event to include Disqualified Institutions (as defined in the Commitment Letter).

Holdco Term B Facility:	A senior secured term loan B facility in an aggregate principal amount of $650 million (the “Holdco Term B Facility”; the loans thereunder, the “Holdco Term B Loans”).

Uncommitted Increase in the Holdco Term B Facility:

The loan documentation with respect to the Holdco Term B Facility (the “Holdco Operative Documents”) will permit the Holdco Borrower to increase the amount of or add one or more incremental term loan facilities to the Holdco Term B Facility (each, whether or not a separate tranche, an “Incremental Holdco Term Facility”) in an aggregate principal amount of up to $200 million minus the aggregate commitments under the Existing Revolving Credit Agreement (and any other permitted pari passu revolving credit agreement) then in effect, plus the amount of any voluntary prepayment in respect of the Holdco Term B

Loans or any loans in respect of an Incremental Holdco Term Facility that is secured on a pari passu basis with the Holdco Term B Loans; provided that (i) no Holdco Lender will be required to participate in any such Incremental Holdco Term Facility, (ii)(a) no default or event of default exists or would exist after giving effect thereto (except limited to no payment or bankruptcy event of default in the case of an Incremental Facility incurred to finance a Limited Condition Acquisition (to be defined in the definitive documentation evidencing the Holdco Term B Facility)) or investment and (b) to the extent any representations and warranties are required to be satisfied as a condition to funding of an Incremental Facility to be incurred to finance a Limited Condition Acquisition or investment, such representations and warranties shall be limited only to customary “specified representations” and “acquisition agreement representations” such that the Limited Condition Acquisition or investment may be consummated on a “certain funds” basis, (iii) the maturity date of any such Incremental Holdco Term Facility, if a separate tranche of loans, shall be no earlier than the latest maturity date of the Holdco Term B Facility, and such Incremental Holdco Term Facility shall have a weighted average life to maturity that is no shorter than the weighted average life to maturity of the Holdco Term B Facility, (iv) any Incremental Holdco Term Facility that is an increase in loans to an existing tranche of term loans shall be on the same terms (including maturity date and interest rates but (unless any such difference in original issue discount or upfront fees would cause such new loans not to be fungible with such existing tranche of loans) excluding original issue discount or upfront fees) and pursuant to the same documentation (other than the amendment evidencing such Incremental Holdco Term Facility) applicable to such term loan tranche, (v) the interest rates applicable to any Incremental Holdco Term Facility shall be determined by the Holdco Borrower and the lenders thereunder, (vi) subject to clause (iii) above, the amortization schedule applicable to any Incremental Holdco Term Facility shall be determined by the Holdco Borrower and the lenders thereunder, and (vii) except to the extent permitted by clause (iii) or (v) above or the proviso below, any Incremental Holdco Term Facility shall be on terms and pursuant to documentation applicable to and consistent with the Holdco Term B Facility; provided further that (x) to the extent such terms and documentation are not consistent with the Holdco Term B Facility (except to the extent permitted by clause (iii) or (v) above or the proviso below), they shall be reasonably satisfactory to the Holdco Agent unless such terms are (1) added for the benefit of all Lenders pursuant to an amendment to the Holdco Term B Facility (which amendment shall not require the consent of any Lenders) or (2) only applicable to periods after the Maturity Date and (y) in the event that the effective interest rate (including any floors, any original issue discount and any upfront fees, but excluding any arrangement, structuring or other similar fees not paid to lenders generally) (“Yield”) for any Incremental Holdco Term Facility incurred prior to the date that is 12 months after the Closing Date (as defined below) is more than 0.50% per annum greater than the Yield under the Holdco Term B Facility, the applicable Yield under the Holdco Term B Facility shall be increased to the extent necessary so that the applicable Yield under the Holdco Term B Facility is equal to the Yield for such Incremental Holdco Term Facility minus 0.50% per annum; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (e.g. 100 basis points of original issue discount equals 25 basis points of interest rate margin for a four year average life to maturity). Mandatory prepayments shall not be permitted to be applied to any Incremental Holdco Term Facility on a greater than pro rata basis relative to the Holdco Term B Facility. No optional prepayments for any Incremental Holdco Term Facility shall be made prior to the maturity of the Holdco Term B Loans unless the Holdco Term B Loans are prepaid on at least a pro rata basis with such Incremental Holdco Term Facility.

Any Incremental Holdco Term Facility will (i) rank pari passu with or junior to the Holdco Term B Loans in right of payment, (ii) be unsecured or secured on a pari passu or junior basis with the Holdco Term B Loans (and to the extent subordinated in right of payment or security, subject to intercreditor arrangements reasonably satisfactory to the Holdco Agent and the Holdco Borrower) and (iii) not be incurred (or guaranteed) by a direct or indirect parent or subsidiary of the Holdco Borrower that is not a credit party to the Holdco Term B Facility or secured by assets that are not Collateral (as defined below).

The Holdco Operative Documents shall be amended to give effect to any Incremental Holdco Term Facility by documentation executed by the Holdco Lender or Holdco Lenders making the commitments thereunder, the Holdco Agent and the Holdco Borrower, and without the consent of any other Holdco Lender.

Purpose and Availability:

The full amount of the Holdco Term B Facility must be drawn in a single drawing on the date on which the conditions precedent in the definitive documentation evidencing the Holdco Term B Facility are satisfied or waived in accordance with such documentation (such date, the “Closing Date”) and applied to consummate the Transactions (including the Acquisition and, if the Required Amendment has not become effective, the repayment and termination in full of the loans and commitments under Existing Revolving Credit Agreement), to pay transaction costs and expenses in connection therewith and for other general corporate purposes (other than restricted payments). Amounts borrowed under the Holdco Term B Facility that are repaid or prepaid may not be reborrowed.

Final Maturity and Amortization:

The Holdco Term B Facility will mature on the date that is seven years after the Closing Date. The Holdco Term B Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Holdco Term B Facility with the balance payable on the maturity date of the Holdco Term B Facility.

Interest Rates and Fees:	As set forth on Annex I hereto.

Guarantors:

Equitrans Gathering Holdings, LLC, Equitrans Midstream Holdings, LLC, EQM GP Corporation and any other wholly-owned domestic Restricted Subsidiary (as defined below) of Holdco Borrower, other than any wholly-owned domestic subsidiary that exists primarily to serve as the general partner of EQGP Holdings, LP (“EQGP”) and/or EQM Midstream Partners, LP (“EQM”).

Collateral:

The Holdco Term B Facility and the obligations of the Holdco Borrower under each interest rate protection agreement and cash management agreement entered into with the Holdco Agent, the Holdco Collateral Agent, the Arrangers or an entity that is a Holdco Lender at the time of such transaction, or any affiliate of any of the foregoing will be secured on a first priority basis (subject to permitted liens to be agreed) by (a) a perfected lien on, and pledge of, all of the limited partnership interests in EQGP (but only prior to the date of the Specified Consolidation (to be defined in a manner to be agreed) or any other transaction that results in EQGP being a subsidiary of EQM) and EQM, in each case owned by the Holdco Borrower and the Guarantors, but, for the avoidance of doubt, in no event to include a pledge of any general partnership interest of EQGP (to the extent such pledge is not permitted) (but only prior to the date of the Specified Consolidation (to be defined in a manner to be agreed) or any other transaction that results in EQGP being a subsidiary of EQM) or EQM, and (b) substantially all of the Holdco Borrower’s and the Guarantors’ present and future property and assets, including without limitation, a perfected (subject to certain exceptions as to collateral and as to perfection to be agreed upon) lien on, and security interest in, substantially all of the other tangible and intangible assets of the Holdco Borrower (collectively, the “Collateral”), except any other assets as to which the Holdco Agent shall determine in its reasonable discretion that the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby.

The Holdco Collateral Agent will have a perfected, first priority (subject to permitted liens to be agreed) security interest

(perfected pursuant to a deposit account control agreement in form and substance reasonably satisfactory to the Holdco Collateral Agent) in all amounts (including investments and the proceeds thereof) from time to time on deposit in all material deposit and securities accounts of the Holdco Borrower and the Guarantors.

All such security interests shall (a) be created on terms, and pursuant to documentation, substantially consistent with the Documentation Principles and otherwise reasonably satisfactory to the Holdco Agent and (b) rank pari passu with all such security interests under the Existing Revolving Credit Agreement or a replacement/future pari passu revolving credit facility (subject to intercreditor arrangements reasonably satisfactory to the Holdco Agent), and none of the Collateral shall be subject to any other pledges, security interests or mortgages (except permitted liens to be mutually agreed between the Holdco Borrower and the Arrangers), and subject to exceptions substantially consistent with the Documentation Principles and as otherwise agreed upon.

Notwithstanding anything to the contrary, no actions in any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests in such assets, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

Notwithstanding the foregoing or anything in this term sheet to the contrary, no lien on the Collateral shall be required to be perfected on the Closing Date if it would impair the availability of the Holdco Term B Facility on the Closing Date, other than to the extent a lien on such Collateral may be perfected by (i) the filing of a financing statement under the Uniform Commercial Code, and (ii) the delivery of stock certificates of subsidiaries of the Holdco Borrower together with undated stock powers executed in blank, and the perfection of such Collateral will not be a condition to closing of the Holdco Term B Facility, but the Holdco Borrower will be required to have perfected such liens within 90 days after the Closing Date (subject to extensions agreed to in writing by the Holdco Agent).

Cash Flow Available for Restricted Payments

For each fiscal quarter (commencing with the fiscal quarter ended March 30, 2019), the sum of (a) the product of (i) Excess Cash Flow for such fiscal quarter multiplied by (ii) 100 minus the Excess Cash Flow Prepayment (as defined below) percentage for such fiscal quarter (expressed as a percentage), (b) the Declined Proceeds (as defined below) and (c) amounts in the foregoing clauses (a) and (b) that were undistributed in prior fiscal quarters, shall be available for Restricted Payments (“Cash Flow Available for Restricted Payments”).

Documentation:

The Holdco Operative Documents shall contain (i) the terms and conditions set forth herein, (ii) materiality qualifications, “baskets”, grace periods, cure rights and other exceptions that give effect to and/or permit the structure and intended use of the Holdco Term B Facility, including, without limitation, exceptions necessary to consummate the Transactions and the Specified Consolidation, (iii) additional terms to be reasonably agreed among the Holdco Borrower and the Lenders to reflect the reasonable operational requirements of the Holdco Agent and the Holdco Borrower and (iv) such other terms as the Holdco Borrower and the Lenders shall reasonably agree. The Holdco Operative Documents will be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and taking into account the timing of the syndication of the Holdco Term B Facility (the foregoing being referred to herein as the “Documentation Principles”).

Optional Prepayments and Reductions in Commitments:

Optional prepayments of borrowings under the Holdco Term B Facility will be permitted at any time, in minimum principal amounts to be agreed, without premium or penalty (except as set forth below), subject to reimbursement of the Holdco Lenders’ breakage and redeployment costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period; provided that if, prior to the date that is six months after the Closing Date (x) there shall occur any amendment, amendment and restatement or other modification of the definitive documentation for the Holdco Term B Facility that has the effect of reducing the Yield then in effect for the loans thereunder, (y) all or any portion of the Holdco Term B Facility is voluntarily prepaid or mandatorily prepaid with the net cash proceeds of issuances, offerings or placement of debt obligations, or refinanced substantially concurrently with the incurrence of, or conversion of the loans thereunder into, new indebtedness that has a Yield lower than the Yield in effect for the loans so prepaid or (z) a Holdco Lender must assign its loans under the Holdco Term B Facility as a result of its failure to consent to an amendment, amendment and restatement or other modification of the Holdco Term B Facility that would have the effect of reducing the Yield then in effect for the loans under the Holdco Term B Facility (any of clause (x), (y) or (z), a “Repricing Transaction”), then in each case the aggregate principal amount so subject to such Repricing Transaction (other than any Repricing Transaction made in connection with a change of control) will be subject to a 1.00% prepayment premium. Notwithstanding anything in this paragraph to the contrary, in no event will any prepayment premium be payable pursuant to this paragraph in connection with the occurrence of a “change of control” or a Transformative Acquisition (as defined below).

The term “Transformative Acquisition” shall mean any acquisition by Holdco Borrower or any Restricted Subsidiary that is not permitted by the terms of the Holdco Operative Documents immediately prior to the consummation of such acquisition.

Mandatory Prepayments:	Holdco Term B Loans under the Holdco Term B Facility shall be prepaid with

(a) on a quarterly basis, the Excess Cash Flow Prepayment Percentage (as defined below) of Excess Cash Flow (to be defined as the excess of (x) Consolidated EBITDA for the applicable period over (y) debt service, fixed charges and other amounts paid or payable for such period) (i) for the period beginning January 1, 2019 to March 31, 2019 and (ii) for each fiscal quarter of the Holdco Borrower thereafter; provided that, any voluntary prepayments made prior to the quarterly payment due date for this mandatory prepayment of any loans, other than prepayments funded with the proceeds of incurrences of long-term indebtedness, shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis (such prepayment being an “Excess Cash Flow Prepayment”); provided that, the requirement to make a mandatory prepayment under this section (a) shall be suspended during the continuance of either of the following: (i) the Holdco Borrower obtaining and maintaining an Investment Grade Rating from two of S&P, Moody’s and Fitch, in each case with a stable or better outlook or (ii) the Holdco Term B Facility receiving and maintaining an Investment Grade Rating from two of S&P, Moody’s and Fitch, in each case with a stable or better outlook (the “Excess Cash Flow Sweep Investment Grade Suspension”); and

(b) 100% of the net cash proceeds above an amount to be agreed upon of all non-ordinary-course asset sales or other dispositions of property by the Holdco Borrower and the Guarantors (including casualty insurance and condemnation proceeds in excess of an agreed amount); and

(c) 100% of the net cash proceeds of issuances of debt obligations of the Holdco Borrower and/or EQGP with certain exceptions to be agreed upon (including any debt permitted to be incurred under the definitive loan documentation, other than debt the proceeds of which are required to be used to repay loans under the Holdco Term B Facility).

“Excess Cash Flow Prepayment Percentage” shall mean, (X) 0% at all times while the Holdco Leverage Ratio is less than 1.75:1.00, (Y) 25% at all times while the Holdco Leverage Ratio is equal to or greater than 1.75:1.00 and less than 3.00:1.00 and (Z) 50% at all times while the Holdco Leverage Ratio is more than or equal to 3.00:1.00.

“Holdco Leverage Ratio” means the ratio of (a) Total Net Debt (to be defined in a manner substantially consistent with the Documentation Principles (as defined below), but in any case to net all unrestricted cash and cash equivalents (which shall include all cash and cash equivalents in an account subject to a control agreement in favor of the Holdco Collateral Agent) of the Holdco Borrower and the Guarantors up to an amount of $50 million) for any period to (b) Consolidated EBITDA (defined below) for the same period.

“Consolidated EBITDA” shall be defined in a manner usual and customary for transactions of this type and reasonably acceptable to the Arrangers and the Holdco Borrower. Payments made in connection with or pursuant to the Separation and Distribution Agreement dated November 12, 2018, by and among the Holdco Borrower, EQT Corporation and EQT Production Company (such payments, the “Separation Payments”) shall not be included in or deducted from Consolidated EBITDA.

“Investment Grade Rating” means (a) a BBB- rating or higher from S&P, (b) a Baa3 rating or higher from Moody’s or (c) a BBB- rating or higher from Fitch.

Application of Prepayments:

All optional prepayments shall be applied as directed by the Holdco Borrower and all mandatory prepayments shall be applied to the remaining amortization payments under the Holdco Term B Facility in direct order of maturity (and in each case shall be applied to the loans of each Holdco Lender on a pro rata basis).

At the option of the Holdco Borrower, each Holdco Lender under the Holdco Term B Facility shall have the right to decline any mandatory prepayment of its Holdco Term B Loans under the Holdco Term B Facility in which case the amount of such prepayment shall be retained by the Holdco Borrower (such retained proceeds, “Declined Proceeds”).

Unrestricted Subsidiaries:

The Borrower will be able to designate subsidiaries as “Unrestricted Subsidiaries” subject to customary terms, limitations and conditions to be agreed. Any reference contained herein to subsidiaries of the Holdco Borrower shall be deemed to refer to Restricted Subsidiaries of the Holdco Borrower, unless otherwise specified. On the Closing Date, EQM and its present and future subsidiaries will be Unrestricted Subsidiaries and all other subsidiaries of the Holdco Borrower including EQGP (unless and until EQGP becomes a subsidiary of EQM in connection with the Specified Consolidation) will be “Restricted Subsidiaries”; provided that prior to the date that is 90 days after the Closing Date, EQGP shall not be required to be a Guarantor or provide security interests in support of the Holdco Term B Facility.

Representations and Warranties:

Limited to the following representations and warranties (to be applicable to the Holdco Borrower and its subsidiaries), substantially consistent with the Documentation Principles (including as to materiality thresholds):

1. Organizational existence, power and authority, good standing and due authorization.

2. Execution, delivery, and performance of the loan documents do not violate law, organizational documents or other material agreements.

3. Possession of all necessary material consents, approvals, licenses and permits.

4. Absence of material litigation.

5. No material adverse change after the Closing Date since December 31, 2017 (or such other date reasonably acceptable to the Holdco Agent).

6. Accuracy of financial statements and other information and disclosure.

7.              Material compliance with laws and regulations, including, environmental laws, federal margin regulations, PATRIOT ACT, OFAC, laws applicable to sanctioned persons, anti-money laundering, anti-corruption and anti-terrorism laws and other matters consistent with the Documentation Principles.

8. Due execution and delivery, legality, validity, binding effect and enforceability of the loan documents.

9. Inapplicability of the Investment Company Act.

10. Title or other rights to property including intellectual property) and ownership of equity interests.

11. Solvency on the Closing Date.

12. Payment of taxes.

13. Creation, validity, priority and perfection of security interests in the Collateral.

14. ERISA.

15. Labor matters.

16. Insurance matters.

17. Federal Reserve Regulations.

18. Use of proceeds.

19. Status as senior debt.

20. Accuracy in all material respects of information included in any certificate of beneficial ownership.

Conditions Precedent to Borrowing:	Customary conditions precedent for facilities and transactions of this type, subject to customary certain funds provisions (including as described under “Collateral”).

Affirmative Covenants:

Limited to the following affirmative covenants (to be applicable to the Holdco Borrower and its subsidiaries), substantially consistent with the Documentation Principles (including as to materiality thresholds):

1. Preservation of organizational existence.

2. Material compliance with laws and regulations (including ERISA).

3. Payment of taxes.

4.              Delivery of financial information of the Holdco Borrower, including audited annual consolidated financial statements and unaudited quarterly consolidated financial statements of the Holdco Borrower, and with annual financial statements accompanied by an opinion of an independent accounting firm (which opinion shall not contain any qualifications or exceptions as to the scope of such audit or any “going concern” explanatory paragraph or like qualification (other than resulting from (x) the impending maturity of any indebtedness and/or (y) any prospective breach of any financial covenant)); provided that (i) the delivery of audited annual financial statements will be due 90 days after the end of the relevant fiscal year, (ii) the delivery of unaudited quarterly financial statements will be due 45 days after the end of the relevant fiscal quarter, (iii) the first required delivery of financial statements of the Holdco Borrower will be with respect to the period ended December 31, 2018 and

(iv) the first required delivery of a compliance certificate will be with respect to the first full fiscal quarter following the Closing Date.

5.              (a) Other customary reporting requirements (including information reasonably requested by the Holdco Lenders through the Holdco Agent), and (b) notices of default, material adverse change, ERISA and litigation.

6. Visitation and inspection rights.

7. Maintenance of books and records.

8. Maintenance of properties.

9. Maintenance of insurance.

10. Use of proceeds.

11. Further assurances.

12. Changes in fiscal year.

13. Compliance with environmental laws.

14. Credit ratings (but no specific rating).

Negative Covenants:

Limited to the following negative covenants (to be applicable to the Holdco Borrower and its subsidiaries), substantially consistent with the Documentation Principles (including as to materiality thresholds, exceptions, qualifications and, as appropriate, “baskets” (including, in each case, “grower” baskets based off a corresponding percentage of Consolidated EBITDA)):

1. Limitations on liens.

2. Limitations on debt (including, without limitation, a prohibition on intermediate holdco debt).

3.              Limitations on dividends and distributions, redemptions and repurchases with respect to capital stock and other restricted payments (collectively, “Restricted Payments”), other than Restricted Payments with (x) the proceeds of equity issuances (other than “Disqualified Stock” (to be defined in a manner to be agreed)) and (y) Cash Flow Available for Restricted Payments, in each case so long as (i) no default or event of default (including, without limitation, any failure to comply with the Financial Covenant) exists immediately before or immediately after giving effect to such Restricted

Payment and (ii) all required Excess Cash Flow prepayments have been made.

4. Limitations on loans, guarantees, acquisitions and investments.

5.              Limitations on mergers (including, without limitation, divisive mergers), consolidations, asset dispositions and sale/leaseback transactions; provided, however that the Specified Consolidation shall be permitted on conditions to be mutually agreed.

6.              Limitations on transactions with affiliates; provided that (i) the Specified Consolidation shall be permitted and (ii) any transaction that has been approved by the conflicts committee of either the general partner of EQM or the general partner of EQGP shall be permitted.

7. Limitations on changes in business.

8. Limitations on restrictions on liens and on distributions from subsidiaries.

9. Prohibition on speculative hedging.

10.       Limitations on modifying constituent documents of the Holdco Borrower or EQGP (if it is a Restricted Subsidiary of the Holdco Borrower) in a manner materially adverse to the interests of the Holdco Lenders.

11. Limitation on repayment of certain subordinated indebtedness.

12. Negative pledge on the equity interests of EQM or EQGP (including general partnerships) owned (directly or indirectly) by the Holdco Borrower and EQGP (unless it is a subsidiary of EQM).

Notwithstanding the foregoing, the Holdco Term B Facility shall not restrict any Separation Payment.

Financial Covenant

Debt Service Coverage Ratio (the ratio of (x) Consolidated EBITDA to (y) mandatory amortization plus interest expense) shall not be lower than 1.10:1.00.

The financial covenant will be tested quarterly for the four most recently completed fiscal quarters with respect to the Holdco Borrower.

The financial covenant will be applicable beginning with the first full quarterly fiscal period after the Closing Date.

The requirement to comply with the financial covenant shall be suspended during the continuance of either of the following: (i) the Holdco Borrower obtaining and maintaining an Investment Grade Rating from two of S&P, Moody’s and Fitch, in each case with a stable or better outlook or (ii) the Holdco Term B Facility receiving and maintaining an Investment Grade Rating from two of S&P, Moody’s and Fitch, in each case with a stable or better outlook (the “Financial Covenant Investment Grade Suspension”, and together with the Excess Cash Flow Sweep Investment Grade Suspension, the “Investment Grade Suspension”).

Events of Default:

Limited to the following events of default (to be applicable to Holdco Borrower and its subsidiaries), substantially consistent with the Documentation Principles (including with respect to materiality thresholds and grace periods):

1. Failure to pay principal, interest, fees or any other amount when due.

2.              Representations or warranties materially incorrect when given; provided that (except in the case of any representation or warranty made with respect to any financial statement of the Holdco Borrower) if such lack of correctness is capable of being remedied or cured within a 30-day period, the Holdco Borrower or the applicable Guarantor shall have a period of 30 days after the earlier of (i) written notice thereof has been given to the Holdco Borrower by the Holdco Agent or (ii) a responsible officer of the Holdco Borrower has obtained knowledge thereof, within which to remedy or cure such lack of correctness.

3. Failure to comply with covenants (with notice and cure periods as applicable).

4. Cross-default and cross-acceleration to material debt of the Holdco Borrower, EQGP (unless it is a subsidiary of EQM), EQM and any material subsidiary thereof.

5. Unsatisfied and uninsured judgment or order in excess of an amount to be agreed individually or in the aggregate.

6. Bankruptcy or insolvency with respect to the Holdco Borrower, EQGP (unless it is a subsidiary of EQM) or EQM or any material subsidiary thereof.

7. ERISA events.

8.              Any of the following shall occur (each a “Change of Control”): (i) the failure of EQM to own, directly or indirectly, 100% of the equity interests in Equitrans, L.P., (ii) except in connection with the Specified Consolidation, the failure of the Holdco Borrower to control EQGP, EQM or, upon consummation of a merger of EQGP or EQM, the surviving person of such merger, (iii) any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 35% of the voting power of the equity interests in the Holdco Borrower or (iv) there shall have occurred under any other material debt of Holdco Borrower or any subsidiary thereof any “change in control” or similar provision (as set forth in the indenture, agreement or other instrument evidencing such material debt) obligating the Holdco Borrower or such subsidiary to repurchase, redeem or repay all or any part of the debt provided for therein..

9.              Actual or asserted (in writing) invalidity of any Holdco Operative Document or failure of the Holdco Collateral Agent to have a perfected first priority lien and security interest (subject to permitted liens) in a material portion of the Collateral.

Voting:

Amendments and waivers of the Holdco Operative Documents will require the approval of Holdco Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Holdco Term B Facility (other than Defaulting Lenders (to be defined in a customary manner consistent with the Documentation Principles) the “Required Lenders”), except that the consent of each adversely affected Holdco Lender shall be required with respect to (i) increases in commitments, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled amortization, final maturity or payment dates, and non-pro rata payments, (iv) releases of all or substantially all of the Collateral and (v) changes to the Required Lender definition and the amendment provisions of the Holdco Operative Documents.

The Holdco Operative Documents shall include customary “yank-a-bank” provisions relating to non-consenting Holdco Lenders consistent with the Documentation Principles.

The Holdco Operative Documents will permit amendments thereof without the approval or consent of the Holdco Lenders to effect a permitted “repricing transaction” (i.e., a transaction in which any tranche of Holdco Term B Loans is refinanced with a replacement tranche of term loans, or is modified with the effect of, bearing a lower rate of interest) other than any Holdco Lender holding Holdco Term B Loans subject to such “repricing transaction” that will continue as a Holdco Lender in respect of the repriced tranche of Holdco Term B Loans or modified Holdco Term B Loans.

Assignments and Participations:	Customary for facilities of this type, but shall include restrictions on assignments and participations for Disqualified Institutions.

Yield Protection, Taxes and Other Deductions, Etc.:

The Holdco Operative Documents will contain yield protection provisions substantially consistent with the Documentation Principles, protecting the Holdco Lenders in the event of unavailability of funding, funding losses, reserve and capital adequacy requirements (including with respect to the Dodd-Frank Wall Street Reform Act and Consumer Protection Act and the Basel III Accord, but only to the extent that the applicable Holdco Lender(s) imposes the same charges on other similarly situated borrowers under comparable credit facilities). The Holdco Operative Documents will also contain customary provisions regarding the Patriot Act and beneficial ownership regulations consistent with the Documentation Principles.

All payments to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (subject to customary exceptions, including FATCA).

EU Bail-In:	The Holdco Operative Documents will contain customary provisions relating to contractual recognition of EU bail-in regulations.

Expenses and indemnification:	Customary provisions regarding expense reimbursement and indemnification consistent with the Documentation Principles.

Governing Law and Forum:	New York.

Counsel to Arrangers:	Latham & Watkins LLP.

Annex I

Senior Secured Holdco Term B Facility
Interest Rates and Fees

Interest Rates:

The Holdco Borrower will be entitled to make borrowings based on ABR plus the Applicable Margin or LIBOR plus the Applicable Margin.  The “Applicable Margin” shall be for (x) LIBOR Loans, a margin to be agreed between the Holdco Borrower and the Arrangers per annum and (y) ABR Loans, a margin to be agreed between the Holdco Borrower and the Arrangers per annum.

LIBOR shall not be less than 0.00%.

The Holdco Borrower may elect interest periods of 1, 2, 3 or 6 months (or if available to all Holdco Lenders, 12 months) for LIBOR borrowings.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the prime rate).

Interest will be payable in arrears (i) for loans accruing interest at a rate based on LIBOR, at the end of each interest period (or every 90 days in arrears for interest periods greater than 90 days) and on the applicable maturity date and (ii) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” means the highest of (i) the prime commercial lending rate as published by the Wall Street Journal from time to time, (ii) the Federal Funds Effective Rate plus 1/2 of 1% and (iii) LIBOR for a one-month interest period plus 1.00%.

LIBOR will at all times include statutory reserves.

The definitive documentation evidencing the Holdco Term B Facility will include customary LIBOR replacement provisions, which shall provide that any such replacement rate shall be agreed by the Holdco Agent and the Holdco Borrower.

Default Rate:

The applicable interest rate plus 2% per annum on amounts overdue, payable upon demand, which shall (i) automatically accrue for any payment or bankruptcy event of default and (ii) otherwise only accrue upon the written request of the Required Lenders.

EXHIBIT C

to Commitment Letter

Summary of Conditions Precedent

All capitalized terms herein but not defined herein shall have the meaning provided in the Commitment Letter.

The borrowings under the Holdco Term B Facility shall be subject to the following conditions precedent, which shall be subject to the Certain Funds Provision in all respects:

1.              Consummation of the Initial Acquisition.  The Initial Acquisition shall be consummated substantially concurrently with the advances under the Holdco Term B Facility in accordance with either the Common Unit Purchase Agreements entered into in connection with the Unit Repurchases or the offer to purchase for cash made in connection with the Tender Offer and following entry into of the Tender Support Agreement made in connection with the Tender Offer, without amendment, modification or waiver thereof or consent thereunder that is materially adverse to the Commitment Parties, the Initial Lenders or the Arrangers without the consent of the Commitment Parties, which shall not be unreasonably withheld, conditioned or delayed (it being understood and agreed that any reduction in the purchase price shall not be deemed to be materially adverse to the Commitment Parties, the Initial Lenders and the Arrangers).

2.              Material Adverse Effect.  Since November 12, 2018, there has been no Material Adverse Effect that is continuing to occur.  “Material Adverse Effect” means a material adverse effect on the business, operations or financial condition of the Holdco Borrower and its subsidiaries, taken as a whole.

3.              Pro Forma Financial Statements.  The Arrangers shall have received a customary pro forma consolidated balance sheet and income statement of the Holdco Borrower as of the last day of the most recently completed four-fiscal-quarter period ended at least 45 days before the Closing Date, or if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date, in form reasonably acceptable to the Arrangers and prepared after giving effect to the Transactions and such other adjustments as shall be agreed between the Holdco Borrower and the Arrangers as if such transactions or adjustments had occurred as of such date.

4.              Representations and Warranties and Certain Funds.  Subject to the Certain Funds Provision, the Specified Representations shall be true and correct in all material respects on the Closing Date (unless such representations relate to an earlier date, in which case, such representations shall have been true and correct in all material respects as of such earlier date); provided that, any such Specified Representations which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects.

5.              Collateral.  To the extent required by the Holdco Operative Documents and subject to the Certain Funds Provision, all documents and instruments required to create and perfect the Holdco Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for the liens permitted under the Holdco Operative Documents.

6.              Operative Documents.  The execution and delivery of the Holdco Operative Documents which shall, in each case, be substantially consistent with Exhibit B and subject to the Certain Funds Provision.

7.              KYC, etc.  The Holdco Agent shall have received at least three business days prior to the Closing Date (or such later date as the Holdco Agent reasonably agrees), to the extent reasonably requested by any Commitment Party in writing (including via email) to the Holdco Borrower or its counsel at least 10 days in advance of the Closing Date, (i) all documentation and other information required by regulatory authorities with respect to the Holdco Borrower and EQGP under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and (ii) if the Holdco Borrower or any Guarantor qualifies as a “legal entity customer” under the Beneficial Ownership Regulations, a certificate of beneficial ownership (a “Beneficial Ownership Certificate”) with respect to the Holdco Borrower and each applicable Guarantor for each Holdco Lender that so requests at least 10 days in advance of the Closing Date.

8.              Miscellaneous Closing Conditions.  The Holdco Agent shall have received, with respect to the Holdco Borrower and any Guarantor: (a) customary legal opinions, (b) customary evidence of authority to enter into and perform its obligations under the Holdco Operative Documents, (c) customary officer’s certificates (including incumbency certificates of officers and attaching certified copies of organizational documents), (d) a customary borrowing notice, (e) a customary signed form FR U-1 or equivalent executed by the Holdco Borrower and (f) good standing certificates and lien searches (to the extent applicable and subject to the Certain Funds Provision) in the jurisdiction of organization of the Holdco Borrower and each Guarantor, in each case consistent with your Precedent.  The Holdco Agent shall have received a solvency certificate from a financial officer of the Holdco Borrower, in customary form consistent with your Precedent, confirming the solvency of the Holdco Borrower and the Guarantors, taken as a whole, after giving effect to the Initial Acquisition.

9.              Fees and Expenses.  The Holdco Agent shall have received all fees and invoiced expenses (to the extent invoiced at least three business days prior to the Closing Date) required to be paid on the Closing Date (which amounts may be offset against the proceeds of the Holdco Term B Facility).

EXHIBIT C-1

to Commitment Letter

FORM OF SOLVENCY CERTIFICATE

Pursuant to the [Credit Agreement](1), the undersigned hereby certifies, solely in such undersigned’s capacity as [officer] of Equitrans Midstream Corporation, a Pennsylvania corporation (the “Borrower”), and not individually, and without any personal liability, as follows:

As of the date hereof, after giving effect to the consummation of the Initial Acquisition and the making of the [Loans] under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans, he is of the opinion that:

a.                                      The fair value of the assets of the Borrower and its [Restricted Subsidiaries], on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.                                      The present fair saleable value of the property of the Borrower and its [Restricted Subsidiaries], on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.                                       The Borrower and its [Restricted Subsidiaries], on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.                                      The Borrower and its [Restricted Subsidiaries], on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Restricted Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Restricted Subsidiaries after consummation of the transactions contemplated by the [Commitment Letter].

(1) Credit Agreement to be defined.